Exhibit 99.1

JP Morgan Leveraged Finance Conference March 2016 Exhibit 99.1

(1) Refer to Reconciling Schedules Page 2 Starz Consolidated Original programming fully funded from cash generated from operating activities Low capex requirements Free cash flow used to maintain debt ratios and share repurchases Free cash flow (1) (in millions)

$65 million capital leases $308 million drawn on revolving credit facility $677 million 5% senior unsecured notes due 2019 (3) $1,038 M 71% fixed 29% floating As of December 31, 2015 Includes $11.9M of debt issuance costs Includes $2M million bond premium Debt (2) – 2.2x Levered, Target 2.5x Cash / Availability (in millions) $703 M $1,000 million revolving credit facility; $692 million available $11 million cash Page 3 Consolidated debt and liquidity (1) (in millions)

Leverage and interest coverage ratios Page 4 Leverage Ratio Interest Coverage Ratio Leverage increased and interest coverage decreased Y/Y in 2013 as a result of Starz becoming a separately traded public company 2.5x leverage target N/A

Reconciling schedules (continued)
Schedule 1

($ in millions)	2011	2012	2013	2014	2015
Consolidated Starz					
Adjusted OIBDA	$ 450	$ 445	$ 477	$ 502	$ 462
Stock compensation	(7)	(20)	(34)	(31)	(33)
Depreciation and amortization	(18)	(19)	(17)	(19)	(19)
Operating income	$ 425	$ 405	$ 425	$ 452	$ 410

($ in millions)	2011	2012	2013	2014	2015
Starz Networks					
Adjusted OIBDA	$ 428	$ 447	$ 456	$ 496	$ 429
Stock compensation	(7)	(19)	(32)	(27)	(30)
Depreciation and amortization	(13)	(13)	(13)	(15)	(16)
Operating income	$ 408	$ 415	$ 411	$ 454	$ 383

($ in millions)	2011	2012	2013	2014	2015
Consolidated Starz					
Free cash flow	$ 285	$ 276	$ 298	$ 195	$ 233
Capital expenditures	8	16	15	11	17
Tax benefit of stock appreciation rights (payment to Company founder)	55	-	-	-	-
Net cash provided by operating activities	$ 348	$ 292	$ 313	$ 207	$ 251

($ in millions)	2015				
Starz Reconciliation by Segment	Starz Networks	Starz Distribution	Starz Animation	Other	Total
Adjusted OIBDA	$ 429	$ 36	$ (2)	$ (2)	$ 462
Stock compensation	(30)	(2)	-	(1)	(33)
Depreciation and amortization	(16)	(2)	-	(2)	(19)
Operating income	$ 383	$ 32	$ (2)	$ (4)	$ 410

Note: The information shown above provides a reconciliation of Adjusted OIBDA to operating income and free cash flow to net cash provided by operating activities calculated in accordance with GAAP for periods reflected.

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